Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 23, 2016, with respect to the consolidated financial statements included in the Annual Report of International Textile Group, Inc. and Subsidiary Companies on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of International Textile Group, Inc. on Forms S-8 (File No. 333-143426, effective May 31, 2007 and File No. 333- 143427, effective May 31, 2007).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

March 23, 2016